For Immediate Release

    NEWS RELEASE

Contacts:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&L: 713-529-6600

lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Ltd. Declares Monthly Cash Dividend on

8.625% Series A Preferred Stock of Gastar Exploration USA, Inc.

HOUSTON, April 3, 2012 – Gastar Exploration Ltd. (NYSE Amex: GST) (the “Company”) announced today that Gastar Exploration USA, Inc., the wholly-owned subsidiary of the Company, has declared a monthly cash dividend on its 8.625% Series A Preferred Stock (“Series A Preferred Stock”) for April 2012.

The dividend on the Series A Preferred Stock is payable on April 30, 2012 to holders of record at the close of business on April 13, 2012. The April 2012 dividend payment will be an annualized 8.625% per share, which is equivalent to $0.179688 per share, based on the $25.00 per share liquidation preference of the Series A Preferred Stock. The Series A Preferred Stock is currently listed on the NYSE Amex and trades under the ticker symbol “GST.PRA.”

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. We are currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. We also hold prospective acreage in the deep Bossier play in the Hilltop area of East Texas. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

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